Exhibit 99.1

News Release

Enbridge Energy Partners, L.P. Reports Earnings for 2015 and Announces 2016 Financial Guidance

HOUSTON — (February 16, 2016) -

2015 HIGHLIGHTS

•	Record liquids pipeline system deliveries of 2.88 million barrels per day in 2015; 9.5 percent increase over 2014.

•	Placed $1.6 billion of liquids pipeline organic growth projects into service.

•	Closed $1 billion drop-down acquisition from our general partner.

•	Achieved top-end of full year 2015 adjusted EBITDA and distributable cash flow (DCF) guidance:

•	Full year adjusted EBITDA and DCF increased 14 percent and 17 percent over 2014, respectively.

•	Reported fourth quarter adjusted EBITDA and DCF of $450.7 and $214.5 million, respectively.

•	2016 financial guidance: adjusted EBITDA of $1.8 - $1.9 billion expected; DCF of $860 - $920 million expected.

Enbridge Energy Partners, L.P. (NYSE:EEP) ("Enbridge Partners" or "the Partnership") reports adjusted EBITDA for the three months ended December 31, 2015 and full year 2015 of $450.7 million and $1.77 billion, respectively.

“The Partnership’s 2015 financial performance reflected successful execution of our liquids pipeline organic growth program in 2014 and 2015. We are pleased with the record deliveries on our liquids pipelines systems, which averaged 2.88 million barrels per day in 2015. With our liquids pipeline systems’ premier connectivity to North American refining centers, our competitive transportation rates and our enhanced market access program, we expect demand for our pipeline systems to remain strong. Enbridge’s recent new market access projects which entered service during the fourth quarter, specifically the reversal and expansion of Line 9B to Eastern Canada and the Southern Access Extension into the Patoka, IL markets increased the Partnership’s fourth quarter utilization and is expected to continue into 2016,” said Mark Maki, president for the Partnership.

2016 Guidance:

The Partnership expects 2016 total liquids pipeline deliveries to increase 10 to 15 percent over 2015 and to be between 3.12 and 3.37 million barrels per day. Adjusted EBITDA for 2016 is expected to be approximately $1.8-$1.9 billion and DCF to be approximately $860-$920 million. Distribution coverage, which is expected to be lower in 2016 largely due to increased interest costs, is expected to be 0.80-0.90 times. Cash coverage is expected to be 0.95-1.05 times. The Partnership expects reduced capital expenditures in 2016, to be at approximately $900 million, and does not expect to access the equity market.

“The long-term outlook for the Partnership remains strong despite current challenging commodity market conditions,” Maki continued. “The defensive nature of the Partnership’s cash flows are underpinned by long-term, low-risk contract structures such as cost-of-service and take-or-pay, which largely mitigate the sensitivity to volume and commodity prices to our business’s cash available for distribution. Demand for pipeline takeaway capacity out of Western Canada and the Bakken regions is anticipated to remain strong, as both basins currently have inadequate pipeline takeaway capacity. Additionally, crude oil supply growth from Western Canada is expected to increase as recently completed oil sands expansion projects and those currently under construction are expected to ramp-up through the end of the decade. Together, this provides us with a high level of confidence in continued high utilization of the Partnership’s liquids pipeline systems.”

“The Partnership remains focused on prudently managing its balance sheet and maintaining its investment grade credit rating. We expect our growth capital expenditures to be significantly lower in 2016 than recent years largely due to slower spending on our Line 3 Replacement and Sandpiper Pipeline projects. A shift in these projects’ in-service dates is expected to result in lower capital spending on these projects in 2016. Our financial flexibility is further enhanced by the timing in which the Partnership may exercise its book value call options to increase its economic interests in the Eastern Access and Mainline Expansion series of expansion projects from Enbridge,” Maki noted.

The Partnership’s key financial results for the three and twelve months ended December 31, 2015, compared to the same periods in 2014, were as follows:

	Three months ended		Twelve months ended
	December 31,		December 31,
(unaudited; dollars in millions, except per unit amounts)	2015	2014	2015	2014
Net income (1)	$6.9	$214.1	$132.0	$371.8
Net income (loss) per unit	(0.14)	0.51	(0.25)	0.67
Adjusted EBITDA(2)	450.7	443.3	1,766.0	1,551.0
Adjusted net income(1)	96.9	132.5	497.6	460.3
Adjusted net income per unit	0.11	0.27	0.80	0.93

(1)	Net income and adjusted net income attributable to general and limited partner ownership interests in Enbridge Partners.
(2)	Includes non-controlling interest.

Adjusted net income for the three and twelve months ended December 31, 2015, as reported above, excludes the effect of non-cash, mark-to-market net gains and losses and other adjustments. Refer to the Non-GAAP Reconciliations section below for additional details.

Adjusted net income of $96.9 million for the fourth quarter of 2015 was $35.6 million lower than the same period from the prior year. Higher revenues in our liquids pipeline business were more than offset by higher depreciation and operating costs attributable to new assets placed into service. Additionally, higher adjusted interest expense of $16.9 million was attributable to the public debt offering closed in the fourth quarter by the Partnership.

During the fourth quarter, the Partnership attributed approximately $22.5 million of earnings to its outstanding Series 1 Preferred units. This amount is deducted from net income to arrive at the amount of net income attributable to the general and limited partners. Preferred distributions are accrued at an annual rate of 7.5 percent.

COMPARATIVE EARNINGS STATEMENT

	Three months ended		Twelve months ended
	December 31,		December 31,
(unaudited; dollars in millions except per unit amounts)	2015	2014	2015	2014
Operating revenue	$1,136.7	$2,071.7	$5,146.1	$7,964.7
Operating expenses:
Commodity cost	400.5	1,159.2	2,372.9	5,145.9
Environmental costs, net of recoveries	2.0	4.0	3.1	97.3
Operating and administrative	266.4	273.1	971.3	950.0
Power	67.1	62.5	259.5	226.6
Depreciation and amortization	141.4	122.2	536.2	458.2
Goodwill impairment	-	-	246.7	-
Asset impairment	62.5	-	74.8	-
Operating income	196.8	450.7	681.6	1,086.7
Interest expense	(107.5)	(109.0)	(322.0)	(403.2)
Allowance for equity used during construction	16.3	9.4	70.3	57.2
Other income	8.6	6.7	29.3	8.9
Income before income tax expense	114.2	357.8	459.2	749.6
Income tax expense	(1.7)	(3.5)	(4.9)	(9.6)
Net income	112.5	354.3	454.3	740.0
Less: Net income attributable to:
Noncontrolling interest	82.0	113.9	221.1	263.3
Series 1 preferred unit distributions	22.5	22.5	90.0	90.0
Accretion of discount on Series 1 preferred units	1.1	3.8	11.2	14.9
Net income attributable to general and limited partner
ownership interests in Enbridge Energy Partners, L.P.	$6.9	$214.1	$132.0	$371.8
Less: Allocations to general partner	54.3	45.2	216.8	153.4
Net income (loss) allocable to common units and i-units	$(47.4)	$168.9	$(84.8)	$218.4
Weighted average common units and i-units (basic and diluted)	342.6	329.8	339.1	328.2
Net income (loss) per common unit and i-unit (basic and diluted)	$(0.14)	$0.51	$(0.25)	$0.67

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the three and twelve months ended December 31, 2015 with the same periods of 2014. The comparison refers to adjusted operating income, which excludes the effect of non-cash and other items that are not indicative of our core operating results (see Non-GAAP Reconciliations section below).

	Three months ended		Twelve months ended
Adjusted Operating Income	December 31,		December 31,
(unaudited; dollars in millions)	2015	2014	2015	2014
Liquids	$282.7	$306.4	$1,120.8	$1,012.1
Natural Gas	5.0	5.1	24.6	15.2
Corporate	(3.5)	(3.7)	(14.4)	(10.6)
Adjusted operating income	$284.2	$307.8	$1,131.0	$1,016.7

Liquids - Fourth quarter adjusted operating income for the Liquids segment decreased $23.7 million to $282.7 million over the comparable period in 2014. Revenues from our liquids pipeline systems increased due to higher transportation rates attributable to new assets placed into service related to our Mainline Expansion project series. The increase in pipeline systems revenues was partially offset by lower revenues from our gathering and rail assets in the North Dakota region.  Higher segment revenues were more than offset by higher power and operating expenses.  Depreciation expense increased approximately $18 million over the same period from prior year due to new assets placed into service, specifically the Mainline Expansions between the Canada-U.S. border and Flanagan, IL and the recently completed Line 78 between Flanagan and Griffith, IN.

	Three months ended		Twelve months ended
Liquids Systems Volumes	December 31,		December 31,
(thousand barrels per day)	2015	2014	2015	2014
Lakehead	2,388	2,187	2,315	2,113
Mid-Continent	213	222	212	200
North Dakota	375	362	353	318
Total	2,976	2,771	2,880	2,631

Natural Gas – Fourth quarter adjusted operating income for the Natural Gas segment was comparable to the same period in 2014. Lower operating and administrative expenses related to cost reduction measures enacted offset the gross margin decline attributable to reduced natural gas and NGL system volumes for the three months ended December 31, 2015. Lower system volumes was primarily attributable to the continued low commodity price environment for hydrocarbons, which has resulted in reductions in drilling activity from producers in the areas we operate.

	Three months ended		Twelve months ended
Natural Gas Throughput	December 31,		December 31,
(MMBtu per day)	2015	2014	2015	2014
East Texas	915,000	1,056,000	964,000	1,030,000
Anadarko	707,000	858,000	773,000	827,000
North Texas	239,000	297,000	265,000	293,000
Total	1,861,000	2,211,000	2,002,000	2,150,000

	Three months ended		Twelve months ended
NGL Production	December 31,		December 31,
(Barrels per day)	2015	2014	2015	2014
Total System Production	79,064	86,136	81,632	83,675

Partnership Financing

On October 6, 2015, the Partnership closed a public offering of $1.6 billion of senior unsecured notes in the U.S. public debt markets. The Partnership used the net proceeds from this offering to repay a portion of its outstanding commercial paper, to repay any credit facility borrowings that were outstanding, to fund a portion of its capital expansion projects, to fund the costs associated with unwinding certain interest hedging arrangements and for general partnership purposes or any combination of such purposes. The gross proceeds were raised in U.S. public debt markets through three series of notes with terms of five, ten and thirty years with coupon rates of 4.375, 5.875 and 7.375 percent, respectively.

Projects Update

In early 2016 Enbridge received written orders (the Orders) from the Minnesota Public Utilities Commission (MNPUC) for the Minnesota portions of the proposed Sandpiper Pipeline (Sandpiper) project and the Line 3 Pipeline Replacement (L3R) project. We believe that the directions from the MNPUC in most of the decisions set out in the Orders were consistent with expectations and provide clarity on process matters; however, the Orders require that a final Environmental Impact Statement (EIS) for these pipeline projects be completed prior to the commencement of the Certificate of Need and Route Permit processes. We continue to review the impact of the Orders on the project schedules and cost estimates. Based on the Orders and our preliminary assessment, if upheld, the process set out in the Orders is likely to delay the planned start of construction, which would cause a shift in the in-service dates to early 2019 and increase costs for the L3R and Sandpiper projects.

MANAGEMENT REVIEW OF QUARTERLY RESULTS AND 2016 FINANCIAL OUTLOOK

Enbridge Partners will host a conference call at 10 a.m. Eastern Time on Wednesday, February 17, 2016 to review its fourth quarter 2015 financial results and present its 2016 financial outlook. The call will be webcast live over the internet and may be accessed on Enbridge Partners’ website under “Events and Presentations” or directly at

http://edge.media-server.com/m/p/qb68urij

Presentation slides and condensed financial statements will also be available on the Partnership’s website at the link below.

EEP Events and Presentations:

https://www.enbridgepartners.com/Investor-Relations/EEP/Events-and-Presentations

Replay Information

A webcast replay and audio replay will be available approximately two hours after the conclusion of the event through March 2, 2016. A transcript will be posted to the website within approximately 24 hours.

Webcast link: http://edge.media-server.com/m/p/qb68urij

Audio replay by telephone:	Toll-free (855) 859-2056
International (404)537-3406
Passcode 28873422

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding non-cash unrealized derivative fair value losses and gains and other items that are not indicative of our core operating results and business outlook. The derivative non-cash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment in accordance with the authoritative accounting guidance as prescribed under generally accepted accounting principles in the United States.

	Three months ended		Twelve months ended
Adjusted Earnings	December 31,		December 31,
(unaudited; dollars in millions except per unit amounts)	2015	2014	2015	2014
Net income attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$6.9	$214.1	$132.0	$371.8
Noncash derivative fair value losses (gains)
-Liquids	4.4	(14.5)	15.5	(13.5)
-Natural Gas	3.7	(111.9)	43.2	(120.4)
-Corporate	2.2	26.8	(22.5)	100.1
Accretion of discount on Series 1 preferred units	1.1	3.8	11.2	14.9
Make-up rights adjustment	(0.2)	(2.0)	(6.0)	6.5
Line 2 hydrotest expenses, net of recoveries	17.0	-	54.1	-
Line 6B incident expenses, net of recoveries	-	1.0	-	88.9
Option premium amortization	(0.7)	(0.9)	(4.9)	(4.1)
Loss on sale of non-core assets	-	-	2.4	-
Loss on natural gas contracts assignment	-	-	7.9	-
Asset impairment	62.5	11.9	71.9	11.9
Goodwill impairment	-	-	192.8	-
Severance costs	-	4.2	-	4.2
Adjusted net income	96.9	132.5	497.6	460.3
Less: Allocations to general partner	56.1	43.6	224.1	155.2
Adjusted net income allocable to common units and i-units	$40.8	$88.9	$273.5	$305.1
Weighted average common units and i-units outstanding (millions)	342.6	329.8	339.1	328.2
Adjusted net income per common unit and i-unit (dollars)	$0.11	$0.27	$0.80	$0.93

	Three months ended		Twelve months ended
Liquids	December 31,		December 31,
(unaudited; dollars in millions)	2015	2014	2015	2014
Operating income	$199.1	$321.6	$994.0	$938.9
Noncash derivative fair value losses (gains)	4.4	(14.5)	15.5	(13.5)
Make-up rights adjustment	(0.3)	(2.3)	(5.3)	3.2
Line 2 hydrotest expenses, net of recoveries	17.0	-	54.1	-
Line 6B incident expenses, net of recoveries	-	1.0	-	82.9
Asset impairment	62.5	-	62.5	-
Severance costs	-	0.6	-	0.6
Adjusted operating income	$282.7	$306.4	$1,120.8	$1,012.1

	Three months ended		Twelve months ended
Natural Gas	December 31,		December 31,
(unaudited; dollars in millions)	2015	2014	2015	2014
Operating income (loss)	$1.2	$132.8	$(298.0)	$158.4
Noncash derivative fair value losses (gains)	4.8	(146.9)	56.7	(158.4)
Option premium amortization	(1.0)	(1.2)	(6.6)	(5.2)
Loss on sale of non-core assets	-	-	3.2	-
Loss on natural gas contracts assignment	-	-	10.3	-
Asset impairment	-	15.6	12.3	15.6
Goodwill impairment	-	-	246.7	-
Severance costs	-	4.8	-	4.8
Adjusted operating income	$5.0	$5.1	$24.6	$15.2

ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized under generally accepted accounting principles.

	Three months ended		Twelve months ended
Adjusted EBITDA	December 31,		December 31,
(unaudited; dollars in millions)	2015	2014	2015	2014
Net cash provided by (used in) operating activities	$(23.5)	$325.1	$1,030.8	$816.8
Changes in operating assets and liabilities,
net of cash acquired	30.8	30.3	(28.9)	379.8
Interest expense(1)	99.1	82.2	338.3	303.1
Income tax expense	1.7	3.5	4.9	9.6
Allowance for equity used during construction	16.3	9.4	70.3	57.2
Option premium amortization	(1.0)	(1.2)	(6.6)	(5.2)
Line 2 hydrotest expense, net of recoveries	17.0	-	54.1	-
Settlement of pre-issuance interest swaps	314.7	-	314.7	-
Other	(4.4)	(6.0)	(11.6)	(10.3)
Adjusted EBITDA	$450.7	$443.3	$1,766.0	$1,551.0

Interest expense(1)	(99.1)	(82.2)	(338.3)	(303.1)
Income tax expense	(1.7)	(3.5)	(4.9)	(9.6)
Distributions in excess of equity earnings	0.9	(0.1)	5.8	2.7
Maintenance capital expenditures	(21.1)	(31.8)	(73.8)	(108.7)
Non-controlling interests	(115.2)	(111.3)	(406.2)	(323.0)
Distributable cash flow	$214.5	$214.4	$948.6	$809.3

(1)	Interest expense excludes unrealized mark-to-market net gains of $74.2 million and realized mark-to-market net losses of $76.4 million for the three months ended December 31, 2015. Interest expense excludes unrealized mark-to-market net gains of $98.9 million and realized mark-to-market net losses of $76.4 million for the twelve months ended December 31, 2015. Interest expense also excludes $6.2 million of amortization related to pre-issuance interest swaps for the three and twelve months ended December 31, 2015. Interest expense excludes unrealized mark-to-market net losses of $26.8 million and $100.1 million for the three and twelve months ended December 31, 2014, respectively.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil and, through its interests in Midcoast Energy Partners, L.P. (“Midcoast Partners”), natural gas transportation systems in the United States. Its principal crude oil system is the largest pipeline transporter of growing oil production from western Canada and the North Dakota Bakken formation. The system's deliveries to refining centers and connected carriers in the United States account for approximately 17 percent of total U.S. oil imports. Midcoast Partners’ natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast areas, deliver approximately 2.0 billion cubic feet of natural gas daily. Enbridge Partners is recognized by Forbes as one of the 100 Most Trustworthy Companies in America.

About Enbridge Energy Management, L.L.C.

Enbridge Management manages the business and affairs of Enbridge Partners, and its sole asset is an approximate 15 percent limited partner interest in Enbridge Partners. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, Canada (NYSE: ENB) (TSX: ENB) is the general partner of Enbridge Partners and holds an approximate 42 percent interest in Enbridge Partners together with all of the outstanding preferred units and Class B, D and E units in Enbridge Partners. Enbridge Management is the delegate of the general partner of Enbridge Partners.

Forward Looking Statements

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “target,” “will” and similar words. Although the Partnership believes that such forward-looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the Partnership’s ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) the Partnership’s ability to successfully complete and finance expansion projects or drop-down opportunities; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at the Partnership’s facilities or refineries, petrochemical plants, utilities or other businesses for which the Partnership transports products or to whom the Partnership sells products; (5) hazards and operating risks that may not be covered fully by insurance, including those related to Line 6B and any additional fines and penalties assessed in connection with the crude oil release on that line; (6) changes in or challenges to the Partnership’s tariff rates; (7) changes in laws or regulations to which the Partnership is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance; and (8) permitting at federal, state and local levels in regards to the construction of new assets.

“Enbridge” refers collectively to Enbridge Inc. and its subsidiaries other than us and our subsidiaries.

Forward-looking statements regarding “drop-down” growth opportunities from Enbridge are further qualified by the fact that Enbridge is under no obligation to offer to sell us interests in its U.S. projects, and we are under no obligation to buy any such interests.    Similarly, any forward-looking statements regarding potential “drop-down” transactions of interests in Midcoast Operating to Midcoast Energy Partners are further qualified by the fact that we are under no obligation to sell to Midcoast Energy Partners, L.P. any such interests, and Midcoast Energy Partners, L.P. is under no obligation to buy any such interests.  As a result, we do not know when or if any such transactions will occur.

Except to the extent required by law, we assume no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. Reference should also be made to the Partnership’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2014 and any subsequently filed Quarterly Report on Form 10-Q for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact:	Media Contact:

Sanjay Lad, CFA	Terri Larson, APR

Toll-free: (866) EEP INFO or (866) 337-4636	Toll-free: (877) 496-8142

E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

Website: www.enbridgepartners.com

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